Exhibit 99.1

Hecla Provides Update on Lucky Friday and Announces Hecla’s 2012 Production Estimate

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--December 21, 2011--Hecla Mining Company (“Hecla”) (NYSE:HL) reports that in order to ensure safe and efficient operations for its personnel, Hecla will develop a new haulage way to bypass the rock burst that occurred at the Lucky Friday mine near Mullan, Idaho, on December 14. Creating the bypass and reestablishing mine production is expected to be complete by the end of February 2012.

Hecla’s silver output remains within its previous estimates with 2011 production expected at more than 9 million ounces and cash cost estimates remaining unchanged at approximately $1.00 per ounce, net of by-products. For 2012, Hecla expects to increase silver production to more than 9.5 million ounces including the loss of two months of production at the Lucky Friday mine while the bypass is completed.

Phil Baker, Hecla’s President and Chief Executive Officer said: “While 2011 has been a difficult year for Hecla and the Lucky Friday, the previous 25 years at the Lucky Friday have been characterized by an extraordinary safety record. Looking forward, our goal, which we will relentlessly pursue, is to reestablish the same safety and operating performance decades into the future. I am happy to report that everyone who was injured on December 14 has been released from the hospital and is on the road to recovery.”

Hecla will not repair the area where the rock burst occurred. Instead, Hecla is planning a 750-foot bypass creating a new haulage way, which will be a significant distance from where the rock burst occurred and in a previously mined area reducing the risk of future rock bursts.

Hecla expects that a majority of Lucky Friday employees will stay at the mine to work on the bypass or other Lucky Friday projects. Any remaining qualified employees will be given the opportunity to work at Hecla’s other properties.

Hecla closed the mine when the accident occurred on December 14 to ensure employee safety, investigate the accident, and evaluate alternative plans. Subsequently, the federal Mine Safety and Health Administration (“MSHA”) issued an order closing the mine. Hecla is working with MSHA to finalize the investigation and lift the closure order to start the development of the new haulage way, resume construction of the #4 Shaft, and work on other maintenance projects.

For up-to-date information and an earlier video message from our President and CEO, Phil Baker, please visit Hecla’s homepage of the website at www.hecla-mining.com.

Cautionary Statements
Statements made which are not historical facts, such as strategies, plans, anticipated payments, litigation outcome (including settlement negotiations), production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, environmental and litigation risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

CONTACT:
Hecla Mining Company
Mélanie Hennessey
Vice President – Investor Relations
Direct: 604-694-7729
Direct Main: 800-HECLA91 (800-432-5291)
hmc-info@hecla-mining.com
www.hecla-mining.com